CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of California Daily Tax Free Income Fund, Inc. as filed with the Securities and Exchange Commission on or about April 29, 2014.

/s/ PAUL HASTINGS LLP
PAUL HASTINGS LLP

New York, New York

April 29, 2014